Exhibit 99.1

Supernus Announces Record Second Quarter 2017 Financial Results

•                  Second quarter net product sales were $73.3 million, a 46% increase over 2016.

•                  Strong acceleration in Trokendi XR prescription growth following April launch in migraine prophylaxis in adults and adolescents.

•                  Second quarter operating income was $26.1 million, a 124% increase over 2016.

•                  Raising full year 2017 financial guidance for net product sales by $15 million and operating income by $7 million.

•                  Phase III trials for SPN-812 to start second half 2017, following recent end-of-Phase II meeting with FDA.

Rockville, Md., August 2, 2017 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for second quarter 2017 and associated company developments.

Commercial Update

Second quarter 2017 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IMS, totaled 158,752, a 28.1% increase over the second quarter of 2016.

	Prescriptions
	Q2 2017	Q2 2016	Change %
Trokendi XR	124,229	93,223	33.3%
Oxtellar XR	34,523	30,726	12.4%
Total	158,752	123,949	28.1%

Source:  IMS

Net product sales for the second quarter of 2017 were $73.3 million, a 45.7% increase over $50.3 million in the same period the prior year.

	Net Product Sales ($mil.)
	Q2 2017	Q2 2016	Change %
Trokendi XR	$56.0	$37.6	48.9%
Oxtellar XR	$17.3	$12.7	36.2%
Total	$73.3	$50.3	45.7%

Trokendi XR Migraine Launch

In April 2017, the Company launched Trokendi XR as a new treatment for prophylaxis of migraine headache in adults and adolescents 12 years and older. Since launch, IMS prescription data for Trokendi XR has shown robust acceleration in prescription growth.

For the second quarter of 2017, total prescriptions for Trokendi XR increased by 22.2% from the first quarter of 2017. This compares to an increase of 8.1% in the second quarter of 2016 over the first quarter of 2016. Similarly, for the same sequential quarter-to-quarter time periods, new prescriptions for Trokendi XR increased by 31.2% in 2017, compared to 5.8% in 2016.

	Prescription Growth Compared to Q1
	Q2 2017		Q2 2016
	Prescriptions	Change %	Prescriptions	Change %
Trokendi XR - Total	22,534	22.2%	6,996	8.1%
Trokendi XR - New	14,594	31.2%	2,352	5.8%

Source:  IMS

“We are very pleased with the launch of Trokendi XR in migraine prophylaxis, which we believe is a reflection of the positive feedback we have recently received from physicians because of the clinical benefits Trokendi XR offers to patients,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals.

“As a result of the continued strong launch and the outstanding performance of our sales organization, we plan to expand our salesforce by approximately 40 sales representatives by the fourth quarter of 2017. The expanded salesforce will consist of more than 200 sales representatives in total and will provide additional support to both Trokendi XR and Oxtellar XR,” said Jack Khattar.

Progress of Product Pipeline

Enrollment continues in both Phase III trials for SPN-810, currently in development for Impulsive Aggression in patients aged 6 to 12 years who have ADHD. Enrollment into the Phase III trials has shown steady progress as a result of the protocol revisions and programs implemented to improve patient retention and drive patient enrollment. Enrollment is at approximately 60% and 50% of target patient enrollment in the first and second trials, respectively. The Company expects enrollment to continue through mid-2018. The Company is also discussing with the U.S. Food and Drug Administration (FDA) expanding the program to include the adolescent population.

Regarding SPN-812, the Company continues to plan to initiate Phase III clinical testing during the second half of 2017 following a meeting with the FDA in June 2017. The Company is finalizing its protocols that include the pediatric and adolescent patient populations.

The Oxtellar XR investigator-sponsored trial in bipolar disorder is also on track to start in the third quarter of 2017.

Operating Expenses

Research and development expenses in the second quarter of 2017 were $10.8 million, as compared to $11.1 million in the same quarter last year. This decrease is primarily due to the completion of enrollment in 2016 of the Phase IIb trial for SPN-812.

Selling, general and administrative expenses in the second quarter of 2017 were $35.1 million, as compared to $26.1 million in the same quarter last year. The increase is primarily due to promotional activities and programs related to the April 2017 launch of the migraine headache indication for Trokendi XR.

Operating Income and Earnings Per Share

Operating income in the second quarter of 2017 was $26.1 million, a 123.8% increase over $11.6 million in the same period the prior year. This improvement in operating income is primarily due to increased net product sales, partially offset by increased selling, general and administrative expenses.

Diluted earnings per share for the second quarter of 2017 were $0.32 compared to $0.18 in the same period last year, an increase of 77.8% over the prior year. Diluted earnings per share for the second quarter of 2017 reflects an effective tax rate of 34.3%, as compared to an effective tax rate of 3.8% during the second quarter of 2016.

Weighted-average diluted common shares outstanding were approximately 53.2 million in the second quarter of 2017, as compared to approximately 51.7 million in the same period the prior year.

Capital Resources

As of June 30, 2017, the Company had $197.6 million in cash, cash equivalents, marketable securities, and long term marketable securities, as compared to $165.5 million at December 31, 2016. As of July 31, 2017, the Company had fully converted all of its outstanding notes.

Financial Guidance

For full year 2017, the Company is raising its expectations for both net product sales and operating income, and reiterating its expectation for research and development expense as set forth below:

•                  Net product sales in the range of $280 million to $290 million, or $15 million higher than the previously expected range of $265 million to $275 million.

•                  Research and development expense of approximately $55 million.

•                  Operating income in the range of $82 million to $87 million, or $7 million higher than the previously expected range of $75 million to $80 million. The Company continues to expect that full year 2017 operating income will include approximately $5 million of non-cash royalty revenue.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. ET, on Thursday, August 3, 2017. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	55235874
Conference Call Name:	Supernus Pharmaceuticals Second Quarter 2017 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under ‘Investors’.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.

Consolidated Balance Sheets

(in thousands)

	June 30, 2017	December 31, 2016
	(unaudited)

Cash, cash equivalents and marketable securities	$92,966	$90,121
Accounts receivable, net	51,157	41,527
Inventories, net	16,623	16,801
Prepaid expenses and other current assets	4,746	2,955
Total current assets	165,492	151,404

Long term marketable securities	104,632	75,410
Property and equipment, net	4,572	4,344
Deferred legal fees	11,887	19,860
Intangible assets, net	28,989	16,490
Other non-current assets	349	331
Deferred income tax	30,449	41,729

Total assets	$346,370	$309,568

Accounts payable	$7,577	$8,055
Accrued sales deductions	47,621	41,943
Accrued expenses	23,434	27,427
Accrued income taxes payable	1,608	7
Non-recourse liability related to sale of future royalties, current portion	4,997	3,101
Deferred licensing revenue	287	209
Total current liabilities	85,524	80,742

Deferred licensing revenue, net of current portion	1,293	1,501
Convertible notes, net	1,472	4,165
Non-recourse liability related to sale of future royalties, long term	24,184	27,289
Other non-current liabilities	4,500	4,002
Derivative liabilities	—	114
Total liabilities	116,973	117,813

Total stockholders’ equity	229,397	191,755

Total liabilities and stockholders’ equity	$346,370	$309,568

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenue
Net product sales	$73,328	$50,335	$129,697	$93,360
Royalty revenue	1,179	1,205	2,328	2,324
Licensing revenue	1,322	86	1,380	135

Total revenue	75,829	51,626	133,405	95,819

Costs and expenses
Cost of product sales	3,861	2,751	6,809	4,786
Research and development	10,823	11,109	20,425	21,671
Selling, general and administrative	35,078	26,121	63,316	51,281

Total costs and expenses	49,762	39,981	90,550	77,738

Operating income	26,067	11,645	42,855	18,081

Other income (expense)
Interest income	656	365	1,187	693
Interest expense	(58)	(196)	(147)	(375)
Interest expense-nonrecourse liability related to sale of future royalties	(160)	(1,281)	(1,119)	(2,560)
Changes in fair value of derivative liabilities	23	123	76	224
Loss on extinguishment of debt	(103)	—	(204)	(382)

Total other income (expense)	358	(989)	(207)	(2,400)

Earnings before income taxes	26,425	10,656	42,648	15,681

Income tax expense	9,057	405	14,983	605

Net income	$17,368	$10,251	$27,665	$15,076

Income per common share:
Basic	$0.34	$0.21	$0.55	$0.31
Diluted	$0.32	$0.18	$0.52	$0.28

Weighted-average number of common shares:
Basic	50,530,968	49,427,825	50,345,830	49,333,962
Diluted	53,223,714	51,745,342	53,026,323	51,484,686

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com